Exhibit 10.2

ADDITIONAL CLAUSES

TO

MEMORANDUM OF AGREEMENT DATED   21 August 2021      BETWEEN LEX ESPRIT LTD. AND ESPRIT HOLDINGS LIMITED FOR THE SALE AND PURCHASE OF "CRYSTAL ESPRIT" (IMO NO. 8705266) ("Agreement")

19.         Bareboat Charter

(a)

Pursuant to the Bareboat Charter Party of even date between the Buyers (as owners) and the Sellers (as charterers) (as the same may be amended, supplemented and varied from time to time, the "Bareboat Charter"), the Buyers have agreed to let and the Sellers have agreed to hire the Vessel upon and subject to the terms and conditions therein.

(b)

The Sellers’ obligation to sell the Vessel to the Buyers and the Buyers’ obligation to purchase the Vessel from the Sellers pursuant to this Agreement is conditional upon and subject to the execution of the Bareboat Charter by both the Sellers and Buyers simultaneously with this Agreement.

(c)	The Buyers shall simultaneously with the delivery of the Vessel under this Agreement, be obliged to deliver the Vessel to the Sellers upon and subject to the terms of the Bareboat Charter.

20.         Buyers' Undertaking

The Buyers confirm that they do not purchase the Vessel for scrapping purpose and undertake to use the Vessel for sea-going purpose after re-delivery of the Vessel to the Buyers under the Bareboat Charter.

21.         Confidentiality

This terms of Agreement and its negotiation (the “Confidential Information”) are private and confidential between the Sellers and the Buyers. Such Confidential Information shall not be disclosed to any other person without the prior written consent of the disclosing party, provided that nothing in this clause shall preclude a party from disclosing Confidential Information:

(a)	to its affiliates, members, directors, officers, employees, consultants, agents, representatives, advisers and to the Vessel’s technical and commercial managers;

(b)	to the extent required by law or regulation or any governmental or other authority, or the rules of any relevant stock exchange; or

(c)	which is in the public domain, other than as a result of breach of this clause by or through such party.

22.         Engine

(a)

The Sellers and the Buyers acknowledge that the starboard engine (the "Engine") is currently in the condition as per the latest Classification Society record already provided to the Buyers (the "Engine Condition").

(b)

Notwithstanding any provisions to the contrary in this Agreement, the Sellers and the Buyers agree that the Vessel may be delivered to the Buyers under this Agreement (and the Buyers shall take delivery of the Vessel under this Agreement) with the Engine Condition.

(c)

In consideration of the Buyers agreeing to complete the sale and purchase of the Vessel (and to take delivery of the Vessel) under this Agreement with the Engine Condition the Sellers undertake to, at their own costs, repair the Engine within the Charter Period (as defined under the Bareboat Charter) and to procure that the Vessel is redelivered to the Buyers under the Bareboat Charter with the Engine Condition fixed and repaired.

23.         Retentions

(a)

As security for the Sellers' obligations to redeliver the Vessel under the Bareboat Charter in a condition meeting the Redelivery Condition Requirements (as defined in clause 10 of the Bareboat Charter) and the Sellers’ indemnity obligations under Clause 9 of this Agreement and those under clause 22 of the Bareboat Charter against any lien arising out of an event occurring during the Charter Period (together the "Sellers' Relevant Indemnity Obligations"), the Sellers and the Buyers agree that part of the Purchase Price payable to the Sellers on delivery of the Vessel in the sum of United States Dollars Two Million and Three Hundred Thousand (US$2,300,000) (the "Aggregate Retention") shall, on delivery of the Vessel, be paid to the Completion Services Agent who shall stakehold the Aggregate Retention according to the Completion Services Agreement and release it to the Sellers or the Buyers as the case may be (for which the Sellers and the Buyers agree to give joint instructions to the Completion Services Agent to effect such release in accordance with the Completion Services Agreement) in the circumstances as set out below.

(b)

Part of the Aggregate Retention in the amount of US$2,050,000 (the “Vessel Condition Retention”)  shall be released to the Sellers upon acceptance by the Buyers of redelivery of the Vessel to the Buyers under the Bareboat Charter in compliance with the Redelivery Condition Requirements.

(c)

Unless otherwise agreed between the Parties, if the Redelivery Condition Requirements have not been met at the end of the Charter Period, the Buyers shall accept redelivery of the Vessel under the Bareboat Charter notwithstanding that the Redelivery Condition Requirements have not been met, in which case:

(i)

such amount as the Parties may reasonably determine as the direct costs and expenses required to rectify the outstanding Redelivery Condition Requirements shall be released out of the Vessel Condition Retention to the Buyers and the Buyers shall apply the funds towards making the necessary repairs to the Vessel to bring her to the condition which satisfies the Redelivery Condition Requirements; and

(ii)	the Vessel Condition Retention (other than the amount noted in (i) above) shall be released to the Sellers.

To the extent there are any funds of the Vessel Condition Retention released to the Buyers remaining after the Vessel has been repaired to a condition which meets the Redelivery Condition Requirements, such funds shall be paid to the Sellers promptly after the repair has been completed. The Sellers and the Buyers agree that the rights of the Buyers under this Clause 23(c) shall be the sole remedy of the Buyers in connection with the Sellers' failure to redeliver the Vessel under the Bareboat Charter in a condition meeting the Redelivery Condition Requirements.

(d)

Part of the Aggregate Retention in the amount of US$250,000 (the “Indemnity Retention”) shall be released to the Sellers on or before 1 February 2022 (the “Post Redelivery Period End Date”) provided that at such time there are no outstanding indemnity claims for any Sellers' Relevant Indemnity Obligations.

(e)

If, at the Post Delivery Period End Date, there are outstanding indemnity claims for any Sellers' Relevant Indemnity Obligations, the Indemnity Retention shall be released to the Buyers to reimburse it in relation to such indemnity claims and the balance, if any, shall be paid to the Sellers.  In the event that the Indemnity Retention is not sufficient to meet any such outstanding indemnity claims, this will be without prejudice to the Buyers to seek indemnification from the Sellers under Clause 9 of this Agreement or Clause 22 of the Bareboat Charter.

SIGNATURE PAGE

ADDITIONAL CLAUSES
TO MEMORANDUM OF AGREEMENT DATED  21 August 2021      BETWEEN LEX ESPRIT LTD. AND ESPRIT HOLDINGS LIMITED FOR SALE AND PURCHASE OF "CRYSTAL ESPRIT" (IMO NO. 8705266)

THE BUYERS	THE SELLERS
Lex Esprit Ltd.	Esprit Holdings Limited
by:	by:

/s/ Craig Felenstein	/s/ Chris Chan Kam Hing
Name: Craig Felenstein	Name: Chris Chan Kam Hing
Title: CFO	Title: Director
Date: 21 August 2021	Date: 21 August 2021